Exhibit 99

CBS CORPORATION REPORTS FIRST QUARTER 2008 RESULTS

Net Earnings Up 14% to $244 Million

Diluted EPS Up 29% to $.36

Free Cash Flow Up 25% to $938 Million

Adjusted OIBDA and Operating Income Up 10% and 11%

Company Raises Quarterly Dividend by 8% to $.27 Per Share

New York, New York, April 29, 2008 – CBS Corporation (NYSE: CBS.A and CBS) today reported results for the first quarter ended March 31, 2008.

“The solid financial performance of CBS Corporation, in spite of a challenging economic environment, demonstrates the enduring strength of its brands and world-class assets,” said Sumner Redstone, Executive Chairman, CBS Corporation. “Leslie and his team are consistently delivering strong results while positioning CBS for future growth and returning significant cash to shareholders.”

“I’m very pleased with the operating performance of the Company, which produced terrific first quarter free cash flow of $938 million and diluted EPS of $.36,” said Leslie Moonves, President and Chief Executive Officer, CBS Corporation.  “As a result of our continued confidence in our businesses, we are increasing our quarterly dividend by 8% to $.27 per share, paying among the highest dividends in the industry.  Driving the Company’s performance this quarter was significant profit improvement at Television, led by a new distribution arrangement for our valuable CSI franchise in international markets.  We also continued to drive digital operations forward, nearly doubling our online revenues for March Madness on Demand.  At Radio, we are seeing positive signs early in the second quarter with sales pacing up over last year in some of our larger markets. And our recent acquisition of the largest outdoor company in South America adds to CBS Outdoor’s portfolio of fast-growing attractive billboard markets.”

First Quarter 2008 Results

Total revenues of $3.7 billion for the first quarter of 2008 were flat with the same quarter in 2007, when CBS broadcast Super Bowl XLI and the Semifinals of the NCAA Men’s Basketball Tournament.  First quarter revenues in 2008 benefited from the impact of a new international self-distribution arrangement for the CSI franchise, which was previously distributed by a third party.

On an adjusted basis, operating income before depreciation and amortization (“OIBDA”) increased 10% to $720.0 million and operating income increased 11% to $602.2 million principally reflecting higher profits from syndication sales, which included the impact of the new international self-distribution arrangement for the CSI franchise, partially offset by lower advertising sales at Radio.  Adjusted results exclude stock-based compensation expense and $44.9 million of restructuring charges incurred at Television and Radio during the first quarter of 2008. Reported OIBDA of $642.0 million and operating income of $524.2 million for the first quarter of 2008 both increased 1% from the same prior-year period. Stock-based compensation expense for the first quarter of 2008 was $33.1 million versus $21.0 million for the same quarter last year.

On an adjusted basis, net earnings of $291.4 million for the first quarter of 2008 increased 9% and diluted earnings per share of $.43 increased 23% due to lower shares outstanding resulting from 2007 share repurchases.  Adjusted results exclude stock-based compensation expense, restructuring charges and the 2007 impact of station divestitures.  Reported net earnings increased 14% to $244.3 million for the first quarter of 2008 from $213.5 million for the same quarter last year, which included $43.5 million of income tax expense related to radio station divestitures, and diluted earnings per share increased 29% to $.36 in 2008 from $.28 for the same prior-year period.

Free cash flow for the first quarter of 2008 was up 25% to $938.0 million from $752.9 million for the same prior-year period primarily reflecting lower television production payments and an advance payment received from a third party distributor for home entertainment products.

Business Outlook

The Company expects OIBDA and operating income growth to be in the range of 3% to 5% for 2008, excluding stock-based compensation expense and restructuring charges.  The Company’s 2008 business outlook is based on 2007 OIBDA of $3.18 billion and operating income of $2.73 billion, which exclude stock-based compensation expense.

Consolidated and Segment Results

The tables below present the Company’s revenues, OIBDA and operating income by segment for the three months ended March 31, 2008 and 2007 (dollars in millions).  Reconciliations of all non-GAAP measures to reported results have been included at the end of this earnings release.

	Three Months Ended March 31,		Better/
Revenues	2008	2007	(Worse)%
Television	$2,597.6	$2,573.0	1%
Radio	363.5	397.5	(9)
Outdoor	496.9	462.3	7
Publishing	201.6	229.3	(12)
Eliminations	(5.5)	(4.3)	(28)
Total Revenues	$3,654.1	$3,657.8	—%

	Three Months Ended March 31,		Better/
OIBDA	2008	2007	(Worse)%
Television	$449.5	$399.0	13%
Radio	122.3	164.4	(26)
Outdoor	101.5	100.2	1
Publishing	17.1	23.8	(28)
Corporate	(26.0)	(26.8)	3
Residual costs	(22.4)	(24.1)	7
Total OIBDA	$642.0	$636.5	1%

	Three Months Ended March 31,		Better/
Operating Income	2008	2007	(Worse)%
Television	$402.1	$350.1	15%
Radio	115.0	156.8	(27)
Outdoor	44.1	47.0	(6)
Publishing	14.6	21.4	(32)
Corporate	(29.2)	(29.9)	2
Residual costs	(22.4)	(24.1)	7
Total Operating Income	$524.2	$521.3	1%

Television (CBS Television Network, CBS Television Stations, CBS Paramount Network Television, CBS Television Distribution, Showtime Networks and CBS College Sports Network)

Television revenues for the first quarter of 2008 increased 1% to $2.60 billion from $2.57 billion for the same prior-year period principally due to an increase of 85% in television license fees, reflecting higher domestic and international syndication sales, which included the impact of the new international self-distribution arrangement for the CSI franchise and the second-cycle syndication sale of Everybody Loves Raymond.  Affiliate revenues increased 6% driven by rate increases and subscriber growth at Showtime Networks and CBS College Sports Network.  These increases were largely offset by the absence of the 2007 telecast of Super Bowl XLI, the impact of 2007 station divestitures and the timing of the Semifinals of the NCAA Men’s Basketball Tournament, which aired in the second quarter of 2008 versus the first quarter of 2007.  These items negatively impacted the first quarter Television revenue comparison by 10%.  Advertising revenues decreased 15% due to the aforementioned three factors as well as the impact of the Writers’ Guild of America strike, which was settled in February 2008, partially offset by higher political advertising sales.

Television OIBDA increased 13% to $449.5 million and operating income increased 15% to $402.1 million for the first quarter of 2008 primarily due to higher profits from syndication sales, principally relating to the new international self-distribution arrangement for the CSI franchise and the sale of Everybody Loves Raymond, and higher affiliate revenues, partially offset by restructuring charges of $34.9 million incurred during the first quarter of 2008 and higher stock-based compensation expense.  Television results included stock-based compensation expense of $16.3 million and $10.3 million for the first quarter of 2008 and 2007, respectively.

On January 10, 2008, the Company completed the sale of seven of its owned television stations in Austin, Salt Lake City, Providence and West Palm Beach to Cerberus Capital Management, L.P. for approximately $185 million.

Radio (CBS Radio)

Radio revenues on a same station basis decreased 6% from the first quarter of 2007.  Reported Radio revenues decreased 9% to $363.5 million from $397.5 million for the same prior-year period, reflecting weakness in the radio advertising market and the impact of radio station divestitures.  These decreases were partially offset by the recognition of $10.4 million of revenue associated with the Company’s former agreements with Westwood One which were concluded during the first quarter of 2008.

Radio OIBDA and operating income for the first quarter of 2008 decreased 26% to $122.3 million and 27% to $115.0 million, respectively, principally resulting from lower advertising sales, the absence of profits from divested stations and a restructuring charge of $10.0 million incurred during the first quarter of 2008 partially offset by the aforementioned $10.4 million of revenue from Westwood One.  Radio results included stock-based compensation expense of $3.8 million and $3.4 million for the first quarter of 2008 and 2007, respectively.

Outdoor (CBS Outdoor)

Outdoor revenues for the first quarter of 2008 increased 7% to $496.9 million from $462.3 million for the same prior-year period reflecting growth of 15% in Europe and Asia and 3% in North America.  Growth in Europe and Asia was led by the U.K. as well as the impact of fluctuations in foreign exchange rates.  Revenue growth in North America was negatively impacted by the non-renewal of two major municipal contracts in Toronto and San Francisco, which reduced the revenue growth in North America by 2% for the quarter.

Outdoor OIBDA increased 1% to $101.5 million for the first quarter of 2008 reflecting growth in Europe and Asia partially offset by a decline in North America.  Europe and Asia OIBDA increased 48% to $10.2 million driven by the revenue growth.  North America OIBDA decreased 2% to $91.3 million due to the aforementioned non-renewal of municipal contracts as well as higher billboard lease and transit costs.  Outdoor operating income decreased 6% to $44.1 million due to higher depreciation expense associated with recent capital expenditures.  Operating income for North America decreased 6% to $45.0 million and Europe and Asia remained flat with an operating loss of $.9 million.  Outdoor results included stock-based compensation expense of $1.5 million and $1.1 million for the first quarter of 2008 and 2007, respectively.

Publishing (Simon & Schuster)

Publishing revenues for the first quarter of 2008 decreased 12% to $201.6 million from $229.3 million for the same prior-year period, as best-selling titles in the first quarter of 2008, including Duma Key by Stephen King, Where Are You Now? by Mary Higgins Clark and Change of Heart by Jodi Picoult, did not match contributions from prior year titles, which included The Secret  by Rhonda Byrne.

Publishing OIBDA and operating income decreased 28% to $17.1 million and 32% to $14.6 million, respectively, principally reflecting the decline in revenues partially offset by lower royalty expenses, production costs and selling and advertising expenses.  Publishing results included stock-based compensation expense of $1.0 million and $.7 million for the first quarter of 2008 and 2007, respectively.

Corporate

Corporate expenses before depreciation expense for the first quarter of 2008 decreased to $26.0 million from $26.8 million for the same prior-year period.  Corporate expenses included stock-based compensation expense of $10.5 million and $5.5 million for the first quarter of 2008 and 2007, respectively.

Residual Costs

Residual costs primarily include pension and postretirement benefits costs for benefit plans retained by the Company for previously divested businesses.  Residual costs decreased to $22.4 million for the first quarter of 2008 from $24.1 million for the same prior-year period.

Interest Expense

Interest expense for the first quarter of 2008 of $138.7 million decreased from $139.8 million for the same prior-year period.

Interest Income

Interest income for the first quarter of 2008 of $17.6 million decreased from $39.3 million for the same prior-year period principally reflecting lower average cash balances primarily resulting from share repurchases during 2007.

Provision for Income Taxes

The Company’s effective income tax rate for the first quarter was 37.6% for 2008 versus 48.7% for 2007, which reflected the tax impact of radio station divestitures.  Excluding the impact of station divestitures and stock-based compensation expense, the effective income tax rate for the first quarter of 2007 was 38.7%.

Other Matters

The Company also announced today that its Board of Directors authorized an increase to the quarterly dividend of 8% from $.25 to $.27 per share. The dividend is payable on July 1, 2008 to stockholders of record as of June 3, 2008.

About CBS Corporation

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW – a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime and CBS College Sports Network), local television (CBS Television Stations), television production and syndication (CBS Paramount Network Television and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), music (CBS Records), licensing and merchandising (CBS Consumer Products), video/DVD (CBS Home Entertainment), in-store media (CBS Outernet) and motion pictures (CBS Films).  For more information, log on to www.cbscorporation.com.

Cautionary Statement Concerning Forward-looking Statements

This news release contains both historical and forward-looking statements.  All statements, including Business Outlook, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events.  Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance or achievements expressed or implied by these statements.  These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products, the impact of the consolidation in the market for the Company’s programming; other domestic and global economic, business, competitive and/or other regulatory factors affecting the Company’s businesses generally; the impact of union activity, including possible strikes or work stoppages or the Company’s inability to negotiate favorable terms for contract renewals; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission including but not limited to the Company’s most recent Form 10-K.  The forward-looking statements included in this document are made only as of the date of this document, and under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:

Press:	Investors:
Gil Schwartz	Martin Shea
Executive Vice President, Corporate Communications	Executive Vice President, Investor Relations
(212) 975-2121	(212) 975-8571
gdschwartz@cbs.com	marty.shea@cbs.com

Dana McClintock	Debra Wichser
Senior Vice President, Corporate Communications	Vice President, Investor Relations
(212) 975-1077	(212) 975-3718
dlmcclintock@cbs.com	debra.wichser@cbs.com

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited; all amounts, except per share amounts, are in millions)

	Three Months Ended March 31,
	2008	2007

Revenues	$3,654.1	$3,657.8

Operating income	524.2	521.3

Interest expense	(138.7)	(139.8)
Interest income	17.6	39.3
Other items, net	(.2)	(1.5)
Earnings before income taxes	402.9	419.3

Provision for income taxes	(151.3)	(204.2)
Equity in loss of investee companies, net of tax	(7.2)	(1.9)
Minority interest, net of tax	(.1)	.3
Net earnings	$244.3	$213.5

Basic net earnings per common share	$.37	$.28

Diluted net earnings per common share	$.36	$.28

Weighted average number of common shares outstanding:
Basic	667.9	756.7
Diluted	673.8	765.1

Dividends per common share	$.25	$.22

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited; Dollars in millions)

	At March 31,	At December 31,
	2008	2007

Assets
Cash and cash equivalents	$2,258.9	$1,346.9
Receivables, net	2,923.0	2,678.0
Programming and other inventory	750.0	971.9
Prepaid expenses and other current assets	1,059.9	1,034.1
Total current assets	6,991.8	6,030.9
Property and equipment	4,699.7	4,683.4
Less accumulated depreciation and amortization	1,806.7	1,761.9
Net property and equipment	2,893.0	2,921.5
Programming and other inventory	1,267.9	1,548.5
Goodwill	18,480.6	18,452.0
Intangible assets	9,961.0	10,081.3
Other assets	1,437.0	1,396.0
Total Assets	$41,031.3	$40,430.2

Liabilities and Stockholders’ Equity
Accounts payable	$328.1	$352.3
Participants’ share and royalties payable	928.3	612.5
Program rights	1,002.6	1,009.7
Current portion of long-term debt	14.6	19.1
Accrued expenses and other current liabilities	2,463.3	2,411.0
Total current liabilities	4,736.9	4,404.6
Long-term debt	7,112.0	7,068.6
Other liabilities	7,513.7	7,483.1
Minority interest	1.7	1.5
Stockholders’ equity	21,667.0	21,472.4
Total Liabilities and Stockholders’ Equity	$41,031.3	$40,430.2

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited; Dollars in millions)

	Three Months Ended March 31,
	2008	2007

Operating activities:
Net earnings	$244.3	$213.5
Adjustments to reconcile net earnings to net cash flow provided by operating activities:
Depreciation and amortization	117.8	115.2
Stock-based compensation	33.1	21.0
Equity in loss of investee companies, net of distributions	7.2	5.7
Minority interest, net of tax	.1	(.3)
Change in assets and liabilities, net of effects of acquisitions	624.3	492.9
Net cash flow provided by operating activities	1,026.8	848.0
Investing activities:
Acquisitions, net of cash acquired	(48.4)	(28.1)
Capital expenditures	(88.8)	(95.1)
Investments in and advances to investee companies	(1.1)	(31.1)
Purchases of marketable securities	(12.6)	—
Proceeds from sales of marketable securities	4.7	—
Proceeds from dispositions	189.5	243.7
Net receipts from Viacom Inc. related to the Separation	6.7	188.5
Other, net	(7.4)	—
Net cash flow provided by investing activities	42.6	277.9
Financing Activities:
Borrowings from (repayments to) banks, including commercial paper, net	(3.7)	2.3
Payment of capital lease obligations	(5.0)	(4.2)
Proceeds from issuance of notes	—	678.0
Purchase of Company common stock	(11.9)	(1,422.1)
Dividends	(168.8)	(153.9)
Proceeds from exercise of stock options	30.4	75.6
Excess tax benefit from stock-based compensation	1.6	2.4
Net cash flow used for financing activities	(157.4)	(821.9)
Net increase in cash and cash equivalents	912.0	304.0
Cash and cash equivalents at beginning of period	1,346.9	3,074.6
Cash and cash equivalents at end of period	$2,258.9	$3,378.6

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; Dollars in millions)

Operating Income Before Depreciation and Amortization (“OIBDA”)

The following tables set forth the Company’s Operating Income before Depreciation and Amortization (“OIBDA”) for the three months ended March 31, 2008 and 2007.  The Company defines OIBDA as net earnings adjusted to exclude the following line items presented in its Statements of Operations: Minority interest, net of tax; Equity in loss of investee companies, net of tax; Provision for income taxes; Other items, net; Interest income; Interest expense; and Depreciation and amortization.

The Company uses OIBDA, among other things, to evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting of future periods.  This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow.  The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates.  In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  OIBDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs.  As OIBDA excludes certain financial information compared with net earnings, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.  The Company provides the following reconciliations of Total OIBDA to Net earnings and OIBDA for each segment to such segment’s operating income, the most directly comparable amounts reported under GAAP.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Three Months Ended March 31, 2008

	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Television	$449.5	$(47.4)	$402.1
Radio	122.3	(7.3)	115.0
Outdoor	101.5	(57.4)	44.1
Publishing	17.1	(2.5)	14.6
Corporate	(26.0)	(3.2)	(29.2)
Residual costs	(22.4)	—	(22.4)
Total	$642.0	$(117.8)	$524.2

Three Months Ended March 31, 2007

	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Television	$399.0	$(48.9)	$350.1
Radio	164.4	(7.6)	156.8
Outdoor	100.2	(53.2)	47.0
Publishing	23.8	(2.4)	21.4
Corporate	(26.8)	(3.1)	(29.9)
Residual costs	(24.1)	—	(24.1)
Total	$636.5	$(115.2)	$521.3

	Three Months Ended March 31,
	2008	2007
Total OIBDA	$642.0	$636.5
Depreciation and amortization	(117.8)	(115.2)
Operating income	524.2	521.3
Interest expense	(138.7)	(139.8)
Interest income	17.6	39.3
Other items, net	(.2)	(1.5)
Earnings before income taxes	402.9	419.3
Provision for income taxes	(151.3)	(204.2)
Equity in loss of investee companies, net of tax	(7.2)	(1.9)
Minority interest, net of tax	(.1)	.3
Net earnings	$244.3	$213.5

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Free Cash Flow

Free cash flow reflects the Company’s net cash flow from operating activities less capital expenditures.  The Company uses free cash flow, among other measures, to evaluate its operating performance.  Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations and fund ongoing operations and working capital needs.  As a result, free cash flow is a significant measure of the Company’s ability to generate long term value.  It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance.  The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management.  In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity.  Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs.  As free cash flow deducts capital expenditures from net cash flow provided by operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected.  The Company provides below a reconciliation of free cash flow to net cash flow provided by operating activities, the most directly comparable amount reported under GAAP.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow:

	Three Months Ended March 31,
	2008	2007
Net cash flow provided by operating activities	$1,026.8	$848.0
Less capital expenditures	88.8	95.1
Free cash flow	$938.0	$752.9

The following table presents a summary of the Company’s cash flows:

	Three Months Ended March 31,
	2008	2007
Net cash flow provided by operating activities	$1,026.8	$848.0
Net cash flow provided by investing activities	$42.6	$277.9
Net cash flow used for financing activities	$(157.4)	$(821.9)

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; all amounts, except per share amounts, are in millions)

2008 and 2007 Three Month Adjusted Results

The following tables reconcile financial measures excluding stock-based compensation expense, restructuring charges and the impact of the pre-tax gain and related tax provision of the radio station divestitures, to the reported measures included in this earnings release.  The Company believes that adjusting its financial results for the impact of these items is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, provides a clearer perspective on the current underlying performance of the Company and makes it easier to compare the Company’s year-over-year results.

	Three Months Ended March 31, 2008
	2008 Reported	Stock-based Compensation	Restructuring Charges(a)	2008 Adjusted	Increase vs. 2007 Adjusted
Revenues	$3,654.1	$—	$—	$3,654.1
OIBDA	642.0	33.1	44.9	720.0	10%
Operating income	524.2	33.1	44.9	602.2	11%
Interest expense	(138.7)	—	—	(138.7)
Interest income	17.6	—	—	17.6
Other items, net	(.2)	—	—	(.2)
Earnings before income taxes	402.9	33.1	44.9	480.9
Provision for income taxes	(151.3)	(13.1)	(17.8)	(182.2)
Effective income tax rate	37.6%			37.9%

Equity in loss of investee companies, net of tax	(7.2)	—	—	(7.2)
Minority interest, net of tax	(.1)	—	—	(.1)
Net earnings	$244.3	$20.0	$27.1	$291.4	9%
Diluted EPS	$.36	$.03	$.04	$.43	23%
Diluted weighted average number of common shares outstanding	673.8	673.8	673.8	673.8

	Three Months Ended March 31, 2007
	2007 Reported	Stock-based Compensation	Station Divestitures(b)	2007 Adjusted
Revenues	$3,657.8	$—	$—	$3,657.8
OIBDA	636.5	21.0	—	657.5
Operating income	521.3	21.0	—	542.3
Interest expense	(139.8)	—	—	(139.8)
Interest income	39.3	—	—	39.3
Other items, net	(1.5)	—	(3.4)	(4.9)
Earnings before income taxes	419.3	21.0	(3.4)	436.9
Provision for income taxes	(204.2)	(8.3)	43.5	(169.0)
Effective income tax rate	48.7%			38.7%

Equity in loss of investee companies, net of tax	(1.9)	—	—	(1.9)
Minority interest, net of tax	.3	—	—	.3
Net earnings	$213.5	$12.7	$40.1	$266.3
Diluted EPS	$.28	$.02	$.05	$.35
Diluted weighted average number of common shares outstanding	765.1	765.1	765.1	765.1

(a)          Restructuring charges at Television ($34.9 million) and Radio ($10.0 million) reflecting severance costs associated with headcount reductions.

(b)         Pre-tax gain and related tax provision of the divestitures of radio stations.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Radio Segment Same Station Reconciliation

The Company has completed all of the previously announced sales of 39 radio stations in ten of its smaller markets.  The following table presents the revenues for the Radio segment on a same station basis, which excludes all revenues for the divested stations, for all periods presented.  The Company believes that adjusting the revenues of the Radio segment for the impact of station divestitures provides investors with a clearer perspective on the current underlying financial performance of the Radio segment.

	Three Months Ended March 31,		Better/
	2008	2007	(Worse)%
Radio revenues, as reported	$363.5	$397.5	(9)%
Divested stations	—	(9.6)	n/m
Radio revenues, same station basis	$363.5	$387.9	(6)%
n/m – not meaningful

Business Outlook

The following table presents the Company’s business outlook for 2008, which is based on 2007 results adjusted to exclude stock-based compensation expense. The Company believes that providing its business outlook excluding the impact of stock-based compensation expense is relevant and meaningful because it provides management and investors with a clearer perspective on the Company’s underlying growth. The Company currently expects stock-based compensation expense in 2008 to be in the range of $155 million to $165 million compared to $106.6 million in 2007.

	Twelve Months Ended December 31, 2007
	2007 Reported	Stock-based Compensation	2007 Adjusted	2008 Business Outlook
OIBDA	$3,077.5	$106.6	$3,184.1	3% - 5%
Depreciation and amortization	(455.7)	—	(455.7)
Operating income	$2,621.8	$106.6	$2,728.4	3% - 5%